NEWS RELEASE

For Immediate Release
May 9, 2013
Contact:	Barbara Thompson
First Citizens BancShares
(919) 716-2716

FIRST CITIZENS REPORTS EARNINGS FOR FIRST QUARTER 2013
RALEIGH, N.C. -- First Citizens BancShares Inc. (Nasdaq: FCNCA) reports earnings for the quarter ended March 31, 2013, of $55.6 million, compared to $35.5 million for the corresponding period of 2012, according to Frank B. Holding, Jr., chairman of the board. The increase in net income in 2013 resulted from significantly reduced provision for loan and lease losses and higher noninterest income, partially offset by lower net interest income and higher noninterest expense.
Per share income for the first quarter of 2013 totaled $5.78, compared to $3.45 for the same period a year ago. First Citizens' current quarter results generated an annualized return on average assets of 1.07 percent and an annualized return on average equity of 12.01 percent, compared to respective returns of 0.68 percent and 7.63 percent for the same period of 2012.
First Citizens BancShares is committed to effectively managing capital to protect depositors, creditors and shareholders. BancShares remains well-capitalized with a tier 1 leverage capital ratio of 9.36 percent at March 31, 2013, down 80 basis points from March 31, 2012, primarily due to the July 2012 redemption of $150 million of trust preferred securities. Both the total risk-based capital and tier 1 risk-based capital ratios declined from March 31, 2012, to levels of 16.19 percent and 14.50 percent at March 31, 2013, respectively, due to redemption of the trust preferred securities.
HIGHLIGHTS

•	First quarter 2013 and 2012 earnings were influenced by several significant items arising from FDIC-assisted transactions, including:

▪
$22.6 million credit to provision for loan and lease losses in 2013 compared to a $9.6 million provision expense in 2012, which reflects a $32.2 million reduction in the provision for loan and lease losses on covered loans

▪	$79.9 million and $64.9 million, respectively, in interest income from accretion of fair value discounts

▪	$24.1 million and $26.8 million, respectively, of charges to noninterest income arising from adjustments to the FDIC receivable

•
Provision expense for noncovered loans decreased $17.1 million during the first quarter of 2013 as compared to the same period of 2012. Net charge-offs of noncovered loans equaled $6.5 million for the first quarter of 2013, or an annualized 0.23 percent of average noncovered loans, down $9.1 million from the first quarter of 2012.

•
During the first quarter of 2013, BancShares sold a large portion of our client bank processing service relationships, resulting in $7.5 million in noninterest income representing cash proceeds generated from the sale, $1.4 million of other noninterest expense resulting from fixed asset impairments and $531,000 of salary expense related to severance accruals generating a net pre-tax gain of $5.5 million.

•	First quarter net interest income equaled $204.9 million, down 7.3 percent, compared to the first quarter of 2012.

•
Average loans and leases for the first quarter of 2013 fell $532.4 million, or 3.9 percent, from the first quarter of 2012. Average loans covered by loss share agreements fell $556.9 million, while loans and leases not covered by loss share agreements increased by $24.5 million.

•	Liquidity generated by loan run-off caused average investment securities to increase $1.06 billion, or 25.5 percent, compared to the first quarter of 2012.

•
Average interest-bearing liabilities decreased $338.4 million, or 2.3 percent, from the first quarter of 2012 to the first quarter of 2013. Average total deposits, including noninterest-bearing balances, increased to $17.92 billion, compared to $17.50 billion for the same period of 2012.

•
Noninterest income increased $10.6 million, or 22.5 percent, during the first quarter of 2013 as compared to the same period of 2012, $7.5 million of which related to the sale of a large portion of our client bank processing service relationships.

•
First quarter 2013 noninterest expenses increased $11.0 million, or 6.0 percent, primarily caused by higher employee benefit expense related to the pension liability and retirement benefits, and $1.4 million of fixed asset impairments resulting from the sale of a large portion of our client bank processing service relationships.

NET INTEREST INCOME
First quarter net interest income decreased $16.1 million, or 7.3 percent, from the same period of 2012 primarily due to the impact of loan shrinkage. Average interest-earning assets increased $595.7 million, or 3.2 percent, due to growth in the investment securities portfolio. Accretion of discounts on acquired assets resulted in $79.9 million of interest income, compared to $64.9 million recorded in the first quarter of 2012. As discussed more fully under the caption Comparability of Financial Statements, accretion income is subject to volatility resulting from unexpected payments. The taxable-equivalent net yield on interest-earning assets decreased 45 basis points when compared to the first quarter of 2012 as proceeds from loan repayments were invested in lower-yielding investment securities.
Average interest-bearing liabilities decreased $338.4 million, or 2.3 percent, during the first quarter of 2013 due to lower levels of short-term borrowings and long-term obligations. The rate on interest-bearing liabilities fell 27 basis points from the first quarter of 2012 to 0.45 percent during the first quarter of 2013. The reduction was principally due to the repayment of the trust preferred securities and an improved mix of lower-rate transaction account balances versus time deposits.
PROVISION FOR LOAN AND LEASE LOSSES
BancShares recorded an $18.6 million credit to provision for loan and lease losses during the first quarter of 2013, compared to provision expense of $30.7 million during the first quarter of 2012. The credit to provision expense related to covered loans totaled $22.6 million during the first quarter of 2013, compared to provision expense of $9.6 million during the first quarter of 2012, a $32.2 million favorable change. The significant reduction in provision expense for covered loans resulted from lower current impairment, payoffs and reversal of certain previously identified post-acquisition deterioration of acquired loans covered by loss share agreements. Net charge-offs resulting from post-acquisition deterioration of covered loans equaled $20.9 million during the first quarter of 2013, up from $12.7 million for the first quarter of 2012 as covered assets continue to be resolved.

Provision expense for noncovered loans totaled $4.0 million during the first quarter of 2013, compared to $21.1 million during the first quarter of 2012, a reduction of $17.1 million, resulting from lower charge-offs and credit quality improvements in the noncovered commercial loan portfolio. Net charge-offs on noncovered loans during the first quarter of 2013 equaled $6.5 million, compared to $15.6 million during the first quarter of 2012. On an annualized basis, noncovered loan net charge-offs for the first quarter of 2013 represented 0.23 percent of average noncovered loans and leases, compared to 0.54 percent for the same period of 2012.

NONINTEREST INCOME
Noninterest income for the first quarter of 2013 equaled $57.5 million, compared to $46.9 million in the comparable period of 2012. This increase of $10.6 million includes gross proceeds of $7.5 million relating to the sale of a large portion of our client bank processing service relationships, a favorable change in the FDIC receivable adjustment and higher credit card income. As discussed more fully under the caption Comparability of Financial Statements, the noninterest income impact of adjustments to the FDIC receivable is subject to volatility resulting from unexpected payments, changes in post-acquisition impairment and revisions in estimates of the timing of the cash flows of the indemnification asset.
NONINTEREST EXPENSE
Noninterest expense increased $11.0 million in the first quarter of 2013 to $194.4 million, compared to $183.3 million in the first quarter of 2012. The 2013 increase includes the impact of higher pension expense, $1.4 million of fixed asset impairments recorded due to the sale of a large portion of our client bank processing service relationships and fees for recently outsourced functions.
INCOME TAXES
Income tax expense totaled $31.1 million and $18.4 million for the first quarter of 2013 and 2012, representing effective tax rates of 35.8 percent and 34.1 percent during the respective periods.
The higher effective tax rate for the first quarter of 2013 results from the diminished impact of various favorable permanent differences on higher pre-tax income.
NONPERFORMING ASSETS
As of March 31, 2013, BancShares’ nonperforming assets amounted to $273.2 million, or 2.06 percent of total loans and leases plus other real estate owned (OREO), compared to $310.4 million, or 2.29 percent, at December 31, 2012, and $549.1 million, or 3.96 percent, at March 31, 2012. Of the $273.2 million in nonperforming assets at March 31, 2013, $145.8 million is covered by loss share agreements, with the remaining $127.4 million not covered by loss share agreements. Nonperforming assets not covered by loss share agreements represented 1.10 percent of noncovered loans and leases plus OREO as of March 31, 2013, compared to 0.99 percent as of March 31, 2012, due to higher nonaccrual loans. Covered nonperforming assets declined significantly from March 31, 2012, due to a large reduction in loans accounted for on the cost recovery method during late 2012 as those loans were deployed to an acquired loan accounting system and began to accrete yield.
COMPARABILITY OF FINANCIAL STATEMENTS
The comparability of BancShares' results of operations for 2013 and 2012 is affected by earlier FDIC-assisted transactions. Various post-acquisition adjustments to the carrying value of acquired assets may have a significant impact on net interest income, provision for loan and lease losses and noninterest income. Accretable fair value discounts recorded on acquired loans are recognized in income over the estimated life of the loans, with accelerated accretion recognized if repayments occur sooner than originally estimated. In cases where post-acquisition deterioration of credit quality is identified for acquired loans, allowances are established through the provision for loan and lease losses. When credit quality improves subsequent to the acquisition date, fair value discounts that were initially identified as nonaccretable are reclassified as accretable and recognized as interest income over the remaining life of the loan. Additionally, improved ability to project cash flows for loans deployed to an acquired loan accounting system during the third and fourth quarters of 2012 has resulted in increased accretion income during 2013.
For loans and OREO covered by FDIC loss share agreements, the net increase or decrease in the estimated recoverable amount resulting from deterioration or improvement is recognized as an adjustment to the FDIC receivable with an offset to noninterest income. Increases to the FDIC receivable resulting from post-acquisition deterioration are recognized immediately. However, reductions in the FDIC receivable resulting from post-acquisition improvements are recognized prospectively over the shorter of the covered asset's remaining life or the relevant loss share agreement.

ABOUT FIRST CITIZENS BANCSHARES
As of March 31, 2013, BancShares had total assets of $21.4 billion. BancShares is the financial holding company for First Citizens Bank. First Citizens Bank provides a broad range of financial services to individuals, businesses, professionals and the medical community through a network of 412 branch offices, telephone banking, online banking and ATMs.
For more information, visit First Citizens' website at firstcitizens.com.
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This news release may contain forward-looking statements. A discussion of factors that could cause First Citizens' actual results to differ materially from those expressed in such forward-looking statements is included in First Citizens' filings with the SEC.

CONDENSED STATEMENTS OF INCOME

	Three months ended March 31
(thousands, except share data; unaudited)	2013	2012
Interest income	$220,604	$246,752
Interest expense	15,722	25,800
Net interest income	204,882	220,952
Provision for loan and lease losses	(18,606)	30,715
Net interest income after provision for loan and lease losses	223,488	190,237
Noninterest income	57,513	46,943
Noninterest expense	194,355	183,331
Income before income taxes	86,646	53,849
Income taxes	31,061	18,354
Net income	$55,585	$35,495
Taxable-equivalent net interest income	$205,553	$221,765
Net income per share	$5.78	$3.45
Cash dividends per share	0.30	0.30
Profitability Information (annualized)
Return on average assets	1.07%	0.68%
Return on average equity	12.01	7.63
Taxable-equivalent net yield on interest-earning assets	4.35	4.80

CONDENSED BALANCE SHEETS

(thousands, except share data; unaudited)	March 31, 2013	December 31, 2012	March 31, 2012
Assets
Cash and due from banks	$460,217	$639,730	$552,663
Overnight investments	954,232	443,180	752,334
Investment securities	5,280,907	5,227,570	4,459,427
Loans and leases covered by loss share agreements	1,621,327	1,809,235	2,183,869
Loans and leases not covered by loss share agreements	11,509,080	11,576,115	11,489,529
Less allowance for loan and lease losses	273,019	319,018	272,500
Receivable from FDIC for loss share agreements	195,942	270,192	492,384
Other assets	1,602,326	1,636,648	1,567,955
Total assets	$21,351,012	$21,283,652	$21,225,661
Liabilities and shareholders' equity
Deposits	$18,064,921	$18,086,025	$17,759,492
Other liabilities	1,367,510	1,333,620	1,574,046
Shareholders' equity	1,918,581	1,864,007	1,892,123
Total liabilities and shareholders' equity	$21,351,012	$21,283,652	$21,225,661
Book value per share	$199.46	$193.75	$184.14

SELECTED AVERAGE BALANCES

	Three months ended March 31
(thousands, except shares outstanding; unaudited)	2013	2012
Total assets	$21,150,143	$20,843,491
Investment securities	5,196,930	4,141,160
Loans and leases	13,289,828	13,822,226
Interest-earning assets	19,180,308	18,584,625
Deposits	17,922,665	17,498,813
Interest-bearing liabilities	14,140,511	14,478,901
Shareholders' equity	$1,877,445	$1,870,066
Shares outstanding	9,618,985	10,283,842

CAPITAL INFORMATION

(dollars in thousands; unaudited)	March 31, 2013	December 31, 2012	March 31, 2012
Tier 1 capital	$1,972,088	$1,949,985	$2,108,473
Total capital	2,201,953	2,179,370	2,359,915
Risk-weighted assets	13,601,048	13,663,353	13,394,789
Tier 1 capital ratio	14.50%	14.27%	15.74%
Total capital ratio	16.19	15.95	17.62
Leverage capital ratio	9.36	9.22	10.16

ASSET QUALITY DISCLOSURES

	2013	2012
	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter
	(dollars in thousands)
Allowance for loan and lease losses at beginning of period	$319,018	$276,554	$272,929	$272,500	$270,144
Provision for loan and lease losses:
Covered by loss share agreements	(22,622)	62,332	10,226	18,678	9,603
Not covered by loss share agreements	4,016	2,548	7,397	10,989	21,112
Net charge-offs of loans and leases:
Charge-offs	(28,944)	(23,969)	(15,196)	(30,934)	(30,379)
Recoveries	1,551	1,553	1,198	1,696	2,020
Net charge-offs of loans and leases	(27,393)	(22,416)	(13,998)	(29,238)	(28,359)
Allowance for loan and lease losses at end of period	$273,019	$319,018	$276,554	$272,929	$272,500
Allowance for loan and lease losses at end of period allocated to loans and leases:
Covered by loss share agreements	$96,473	$139,972	$90,507	$87,797	$86,117
Not covered by loss share agreements	176,546	179,046	186,047	185,132	186,383
Allowance for loan and lease losses at end of period	$273,019	$319,018	$276,554	$272,929	$272,500
Detail of net charge-offs of loans and leases:
Covered by loss share agreements	$20,877	$12,867	$7,516	$16,998	$12,747
Not covered by loss share agreements	6,516	9,549	6,482	12,240	15,612
Total net charge-offs	$27,393	$22,416	$13,998	$29,238	$28,359
Reserve for unfunded commitments	$7,744	$7,692	$7,999	$7,869	$7,789
Average loans and leases:
Covered by loss share agreements	$1,697,776	$1,825,491	$1,916,305	$2,076,199	$2,254,636
Not covered by loss share agreements	11,592,052	11,532,437	11,534,859	11,535,335	11,567,590
Loans and leases at period-end:
Covered by loss share agreements	1,621,327	1,809,235	1,897,097	1,999,351	2,183,869
Not covered by loss share agreements	11,509,080	11,576,115	11,455,233	11,462,458	11,489,529
Risk Elements
Nonaccrual loans and leases:
Covered by loss share agreements	$43,882	$74,479	$142,696	$271,381	$292,229
Not covered by loss share agreements	82,583	89,845	75,255	69,406	66,363
Other real estate:
Covered by loss share agreements	101,901	102,577	116,405	117,381	142,418
Not covered by loss share agreements	44,828	43,513	45,063	49,454	48,092
Total nonperforming assets	$273,194	$310,414	$379,419	$507,622	$549,102
Nonperforming assets covered by loss share agreements	$145,783	$177,056	$259,101	$388,762	$434,647
Nonperforming assets not covered by loss share agreements	127,411	133,358	120,318	118,860	114,455
Total nonperforming assets	$273,194	$310,414	$379,419	$507,622	$549,102
Ratios
Net charge-offs (annualized) to average loans and leases:
Covered by loss share agreements	4.99%	2.80%	1.56%	3.29%	2.27%
Not covered by loss share agreements	0.23	0.33	0.22	0.43	0.54
Allowance for loan and lease losses to total loans and leases:
Covered by loss share agreements	5.95	7.74	4.77	4.39	3.94
Not covered by loss share agreements	1.53	1.55	1.62	1.62	1.62
Nonperforming assets to total loans and leases plus other real estate:
Covered by loss share agreements	8.46	9.26	12.87	18.37	18.68
Not covered by loss share agreements	1.10	1.15	1.05	1.03	0.99
Total	2.06	2.29	2.81	3.72	3.96